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
                                              Six Months Ended
                                                   June 30,                            Year Ended December 31,
                                          ------------------------------------------------------------------------------------------
          Amounts in 000's                    2005          2004          2004          2003          2002         2001        2000
EARNINGS AS DEFINED:
 Income (Loss) From Continuing Operations

       After Interest Charges               $1,509.00  ($83,742.00)  $35,635.00 ($104,160.00) ($294,979.00) $35,818.00  ($45,264.00)
 Income Taxes                                   1,419      (38,695)      20,631      (44,207)     (161,191)     14,218      (30,193)
                                          ------------------------------------------------------------------------------------------
 Income (Loss) From Continuing Operations
       before Income Taxes                      2,928     (122,437)      56,266     (148,367)     (456,170)     50,036      (75,457)

 Fixed Charges                                185,431      201,205      333,556      388,565       299,824     243,874      209,937
 Capitalized Interest                         (10,531)      (3,840)      (8,587)      (5,976)       (5,270)     (2,801)     (10,634)
 Preferred Stock Dividend Requirement          (3,000)      (3,000)      (6,000)      (6,000)       (6,000)     (5,692)      (5,383)
                                          ------------------------------------------------------------------------------------------

       Total                                $ 174,828    $  71,928    $ 375,235    $ 228,222     $(167,616)  $ 285,417    $ 118,463
                                          ==========================================================================================

FIXED CHARGES AS DEFINED:
 Interest Expensed and Capitalized (1)    $182,431.00  $198,205.00  $327,556.00  $382,565.00   $293,824.00 $238,182.00  $204,554.00
 Preferred Stock Dividend Requirement           3,000        3,000        6,000        6,000         6,000       5,692        5,383
                                          ------------------------------------------------------------------------------------------

       Total                                $ 185,431    $ 201,205    $ 333,556    $ 388,565     $ 299,824   $ 243,874    $ 209,937
                                          ==========================================================================================

RATIO OF EARNINGS TO FIXED CHARGES                                         1.12                                  1.17

 DEFICIENCY                                 $  10,603    $ 129,277    $      --    $ 160,343     $ 467,440   $      --    $  91,474


(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.